EXHIBIT 99.1

TPI Composites, Inc. Announces Second Quarter 2022 Earnings Results – Operational Improvements and Cost Reduction Actions Deliver Strong Net Cash Flow from Operations and Free Cash Flow in the Quarter

SCOTTSDALE, Ariz., Aug. 03, 2022 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), today reported financial results for the second quarter ended June 30, 2022.

“Our second quarter results showcased our team’s continued focus on improving our operations and reducing costs in the midst of a challenging wind market,” said Bill Siwek, President and CEO of TPI Composites. “Our efforts in the second quarter drove utilization to 84%, consistent with our expectations, while also generating $19.4 million of free cash flow.”

“While we expect volumes to remain suppressed in the near-term, we are committed to staying nimble during this time and have shown the ability to execute in this difficult environment. We are, however, encouraged by the proposed Inflation Reduction Act of 2022 and the stability the act could provide in the U.S. market as well as the impact this could have on demand should it ultimately get signed into law. In the meantime, we continue to listen and work with our customers to optimize our footprint to better serve their needs today and be best positioned to serve their needs once demand does recover.”

“In our transportation segment, supply chain issues for automakers have not improved and continue to negatively impact production volumes for the OEMs. As a result, our volumes in 2022 will be lower than we initially thought in this segment, however, our projected volumes for next year are expected to be higher than planned, and we remain confident about the prospects of our transportation business.”

“We are optimistic that the macro backdrop will improve aided by supportive country, state and local policy and legislation, as well as commercial and industrial demand and the advantages of the economics of wind in the United States, Europe and other regions of the world. That said, we will focus on execution in the second half of the year and the optimization of our geographic footprint to best meet the needs of our customers,” concluded Mr. Siwek.

KPIs		2Q’22	2Q’21
	Sets[1]	783	843
	Estimated megawatts[2]	3,410	3,303
	Utilization[3]	84%	82%
	Dedicated manufacturing lines[4]	43	50
	Manufacturing lines installed[5]	43	51
  Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential wind blade capacity of manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition during the period.

Second Quarter 2022 Financial Results

Net sales for the three months ended June 30, 2022, decreased by $6.4 million or 1.4% to $452.4 million as compared to $458.8 million in the same period in 2021 due to the following:

  Net sales of wind blades decreased by $4.7 million or 1.1% to $414.0 million for the three months ended June 30, 2022, as compared to $418.7 million in the same period in 2021. The decrease was primarily driven by a 7% decrease in the number of wind blades produced due to a reduction in manufacturing lines and transitions of existing lines and currency fluctuations, which were partially offset by a higher average sales price due to the mix of wind blade models produced.
  Net sales from the manufacturing of precision molding and assembly systems decreased during the three months ended June 30, 2022, as compared to the same period in 2021 primarily due to a decrease in volume.
  Transportation sales decreased during the three months ended June 30, 2022, as compared to the same period in 2021 primarily due to a cumulative catch-up adjustment in the prior year as a result of a previous contract modification under one of our supply agreements.
  There was an increase during the three months ended June 30, 2022, as compared to the same period in 2021 in our field service, inspection and repair service sales due to an increase in demand for such services.
  The fluctuating U.S. dollar against the Euro in our operations in Turkey had an unfavorable impact of 3.1% on consolidated net sales for the three months ended June 30, 2022, as compared to the same period in 2021.

Total cost of goods sold for the three months ended June 30, 2022, was $451.1 million and included $2.5 million of costs related to lines in startup and $7.5 million of costs related to lines in transition during the period. This compares to total cost of goods sold for the three months ended June 30, 2021, of $450.5 million and included $4.5 million of costs related to lines in startup and $5.6 million of costs related to lines in transition during the period. Total cost of goods sold as a percentage of net sales increased by 1.5% during the three months ended June 30, 2022, as compared to the same period in 2021, driven primarily by an increase in direct material costs. Included in cost of goods sold for the three months ended June 30, 2022, is approximately $8 million in non-restructuring related operating costs that were associated with certain manufacturing facilities in Newton, Iowa; Dafeng, China; and Juarez, Mexico, where production has stopped. The fluctuating U.S. dollar against the Turkish Lira, Euro, Chinese Renminbi and Mexican Peso had a favorable impact of 5.8% on consolidated cost of goods sold for the three months ended June 30, 2022 as compared to the 2021 period.

Income taxes reflected a provision of $6.8 million for the three months ended June 30, 2022, as compared to $28.9 million for the same period in 2021. The decrease in the provision was primarily due to the changes in the earnings mix by jurisdiction and an increase in the U.S. valuation allowance.

Net loss before preferred stock dividends and accretion improved from a loss of $39.8 million for the three months ended June 30, 2021 to a loss of $5.5 million for the three months ended June 30, 2022. Including $14.6 million of preferred stock dividends and accretion, net loss attributable to common stockholders for the quarter was $20.1 million, compared to a net loss of $39.8 million in the same period in 2021. This improvement was due primarily to a $22.1 million decrease in income tax expense and $16.4 million in favorable foreign currency changes, partially offset by the increase in preferred stock dividends and accretion as well as approximately $8 million in non-restructuring related operating costs associated with the three manufacturing locations where production has stopped.

The net loss per common share was $0.48 for the three months ended June 30, 2022, compared to net loss per common share of $1.08 for the three months ended June 30, 2021.

Adjusted EBITDA for the three months ended June 30, 2022 was $10.3 million as compared to $17.4 million during the same period in 2021. Adjusted EBITDA margin decreased to 2.3% as compared to 3.8% during the same period in 2021, primarily due to the non-restructuring related operating costs that were associated with the three manufacturing locations where production has stopped.

Capital expenditures were $2.5 million for the three months ended June 30, 2022, as compared to $8.3 million during the same period in 2021. Our capital expenditures primarily relate to machinery and equipment and expansion and improvements to our existing facilities.

We ended the quarter with $155.0 million of unrestricted cash and cash equivalents, and net cash was $92.7 million as compared to net cash of $167.5 million as of December 31, 2021. Net cash provided by operating activities increased by $31.9 million for the three months ended June 30, 2022, as compared to the same period in 2021. Net cash provided by financing activities increased by $5.3 million for the three months ended June 30, 2022, as compared to the same period in 2021, primarily as a result of increased borrowings.

2022 Guidance

Guidance for the full year ending December 31, 2022:

Guidance	Full Year 2022
Dedicated Manufacturing Lines	43
Wind Blade Set Capacity	3,710
Utilization %	80% to 85%
Average Sales Price per Blade	$170,000 to $180,000
Capital Expenditures	$15 million to $20 million, down from $25 million to $30 million

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Wednesday, August 3rd, at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13731209. The replay will be available until August 10, 2022. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany and global service training centers in the U.S. and Spain.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: growth of the wind energy and electric vehicle markets and our addressable markets for our products and services; the impact of the COVID-19 pandemic on our business, effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on the extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any foreign currency income or losses, any gains or losses on the sale of assets and asset impairments and any restructuring charges. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See Table Four for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2022	2021	2022	2021
Net sales	$452,368	$458,841	$837,238	$863,521
Cost of sales	441,098	440,416	812,052	823,472
Startup and transition costs	10,047	10,099	25,590	24,453
Total cost of goods sold	451,145	450,515	837,642	847,925
Gross profit (loss)	1,223	8,326	(404)	15,596
General and administrative expenses	6,688	6,712	14,548	15,634
Loss on sale of assets and asset impairments	2,563	1,451	3,522	2,748
Restructuring charges, net	10	2,196	2,403	2,454
Loss from operations	(8,038)	(2,033)	(20,877)	(5,240)
Other income (expense):
Interest expense, net	(913)	(2,691)	(1,682)	(5,395)
Foreign currency income (loss)	9,886	(6,504)	10,096	(10,231)
Miscellaneous income	309	321	851	1,060
Total other income (expense)	9,282	(8,874)	9,265	(14,566)
Income (loss) before income taxes	1,244	(10,907)	(11,612)	(19,806)
Income tax provision	(6,754)	(28,890)	(9,698)	(21,788)
Net loss	(5,510)	(39,797)	(21,310)	(41,594)
Preferred stock dividends and accretion	(14,550)	-	(28,682)	-
Net loss attributable to common stockholders	$(20,060)	$(39,797)	$(49,992)	$(41,594)

Weighted-average common shares outstanding:
Basic	41,968	36,881	41,934	36,742
Diluted	41,968	36,881	41,934	36,742

Net loss per common share:
Basic	$(0.48)	$(1.08)	$(1.19)	$(1.13)
Diluted	$(0.48)	$(1.08)	$(1.19)	$(1.13)

Non-GAAP Measures (unaudited):
EBITDA	$13,853	$4,285	$13,519	$9,699
Adjusted EBITDA	10,288	17,361	16,405	30,456

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	June 30,	December 31,
(in thousands)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$155,020	$242,165
Restricted cash	8,652	10,053
Accounts receivable	194,913	157,804
Contract assets	193,567	188,323
Prepaid expenses	20,811	19,280
Other current assets	25,087	22,584
Inventories	13,725	11,533
Assets held for sale	8,529	8,529
Total current assets	620,304	660,271
Noncurrent assets:
Property, plant and equipment, net	167,098	169,578
Operating lease right of use assets	154,629	137,192
Other noncurrent assets	39,748	40,660
Total assets	$981,779	$1,007,701

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$311,856	$336,697
Accrued warranty	35,578	42,020
Current maturities of long-term debt	60,618	66,438
Current operating lease liabilities	22,066	22,681
Contract liabilities	1,274	1,274
Total current liabilities	431,392	469,110
Noncurrent liabilities:
Long-term debt, net of current maturities	1,688	8,208
Noncurrent operating lease liabilities	141,642	146,479
Other noncurrent liabilities	11,781	10,978
Total liabilities	586,503	634,775
Total mezzanine equity	279,656	250,974
Total stockholders’ equity	115,620	121,952
Total liabilities and stockholders’ equity	$981,779	$1,007,701

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021

Net cash provided by (used in) operating activities	$21,893	$(9,995)	$(59,161)	$(3,255)
Net cash used in investing activities	(2,494)	(8,273)	(8,010)	(27,059)
Net cash provided by (used in) financing activities	10,553	5,231	(12,726)	23,702
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(7,042)	(274)	(8,649)	(323)
Cash, cash equivalents and restricted cash, beginning of year	140,762	136,572	252,218	130,196
Cash, cash equivalents and restricted cash, end of period	$163,672	$123,261	$163,672	$123,261

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Net loss attributable to common stockholders	$(20,060)	$(39,797)	$(49,992)	$(41,594)
Preferred stock dividends and accretion	14,550	-	28,682	-
Net loss	(5,510)	(39,797)	(21,310)	(41,594)
Adjustments:
Depreciation and amortization	11,696	12,501	23,449	24,110
Interest expense, net	913	2,691	1,682	5,395
Income tax provision	6,754	28,890	9,698	21,788
EBITDA	13,853	4,285	13,519	9,699
Share-based compensation expense	3,748	2,925	7,057	5,324
Foreign currency loss (income)	(9,886)	6,504	(10,096)	10,231
Loss on sale of assets and asset impairments	2,563	1,451	3,522	2,748
Restructuring charges, net	10	2,196	2,403	2,454
Adjusted EBITDA	$10,288	$17,361	$16,405	$30,456

Net debt is reconciled as follows:			June 30,	December 31,
(in thousands)			2022	2021
Cash and cash equivalents			$155,020	$242,165
Less total debt			(62,306)	(74,646)
Net cash			$92,714	$167,519

Free cash flow is reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$21,893	$(9,995)	$(59,161)	$(3,255)
Less capital expenditures	(2,494)	(8,273)	(8,010)	(27,059)
Free cash flow	$19,399	$(18,268)	$(67,171)	$(30,314)